UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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BRISTOW GROUP INC.

(Name of Registrant as Specified In Its Charter)

GLOBAL VALUE INVESTMENT CORP.

STEN L. GUSTAFSON

JONATHAN A. MERETSKY

ANTHONY J. GRAY

JEFFREY R. GEYGAN

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On February 12, 2019, Global Value Investment Corp. sent the following letter:

* * *	February 12, 2019

BY UNITED PARCEL SERVICE DELIVERY AND ELECTRONIC MAIL

Bristow Group Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Attention: Thomas C. Knudson, Chairman

Re:	Request for Meeting

Dear Mr. Knudson:

Global Value Investment Corp. (GVIC) was pleased to learn that, as of February 11, 2019, Bristow Group Inc. (“Bristow”) had terminated its agreement to acquire Columbia Helicopters, Inc. (the “Acquisition”). Termination of the Acquisition allows Bristow to avoid the issuance of financial instruments that would have resulted in substantial interest obligations and significant dilution of existing shareholders.

As long-term shareholders wishing to offer constructive, forward-thinking solutions, we have contemplated various potential modifications and alternatives to the Acquisition. Several of these scenarios involved the termination of the Acquisition without the payment of the $20 million termination fee. We are disappointed that Bristow did not accept our suggestion to engage in a dialogue prior to yesterday’s announcement.

However, many of these alternatives provide for industrial benefits similar to those that may have been achieved by the Acquisition, and remain relevant.

We have previously expressed our concerns about the adequacy of the consideration of the interests of existing shareholders in the design of the convertible senior secured notes due 2024 that were proposed in connection with the Acquisition. The recent revelation of a material weakness in internal controls over financial reporting suggests an alarming pattern of lax oversight.

Accordingly, we request a meeting with you, Mr. Thomas Amonett, and Mr. L. Don Miller at Bristow’s Houston office on Wednesday, February 20, Thursday, February 21, or Friday, February 22. Among other topics, we would like to discuss balance sheet strengthening, asset dispositions, strategic alternatives, and corporate governance. In consideration of this audience, we will refrain from further public communication and pursuit of information requested under our demands for inspection of books and records pursuant to Section 220 of the Delaware Corporation Code, submitted on November 30, 2018 and January 17, 2019, until after a meeting on one of the proposed dates.

We look forward to your prompt response.

Best regards,

/s/ Jeffrey R. Geygan
Jeffrey R. Geygan
President and CEO